Exhibit 23.1

                      Consent of Independent Auditors

We consent to the reference to our firm under the capition "Experts" in the Proxy Statement/Prospectus of Groundwater Technology, Inc. that is made part of the Registration Statement (Form S-4) of Groundwater Technology, Inc. for the registration of 8,076,347 shares of its common stock and to the incorporation by reference therein of our report dated May 26, 1995, with respect to the consolidated financial statements of Groundwater Technology,Inc. incorporated by reference in its Annual Report (Form 10-K) for the year ended April 29, 1995 and the related financial statement schedule included therein, filed with the Securities and Exchange Commission.

                                      /s/ Ernst & Young LLP

                                          ERNST & YOUNG LLP


Boston, Massachusetts
April 2, 1996